Exhibit 10.4

AMENDMENT NO. 1 TO AMENDED AND
RESTATED 1994 EMPLOYEE STOCK PURCHASE PLAN

This Amendment ("Amendment") is hereby adopted by the Board pursuant to Section 15 of the Amended and Restated 1994 Employee Stock Purchase Plan (the "Plan").  Capitalized terms not defined herein shall have the meaning provided in the Plan.

R E C I T A L S

A.	WHEREAS, pursuant to an Agreement and Plan of Merger ("Merger Agreement") between the Company and an affiliate of T. H. Lee (the "Buyer"), the Company and Buyer have agreed to:

1.	Suspend the Plan as of the date of the Merger Agreement (the “Execution Date").

2.	Accept no further payroll deductions from any Employees, including current Participants, after the Execution Date.

3.	Start no further Offering Periods after the Execution Date.

4.	Purchase no more shares of Common Stock with Participant Contributions after the Execution Date.

5.	Return all Participant Contributions not yet used to purchase Common Stock to Participants.

6.	Terminate the Plan effective as of the Effective Date (as defined in the Merger Agreement), and

7.	Continue the payment of Matching Contributions notwithstanding the termination of the Plan.

NOW, THEREFORE, the Board hereby adopts the following amendment to the Plan:

1.	Section 15 of the Plan is hereby amended to read as follows:

"15.           Amendment, Suspension and Termination of Plan.  This Plan may be amended, suspended or terminated by the Board at any time and such amendment, suspension or termination shall be communicated in writing to all Participants as soon as practical after the date of such Board action.  If the Plan is suspended, (a) no payroll deductions after the effective time of the suspension will be made, (b) all Participant Contributions not used to purchase shares of Common Stock prior to the effective time of the suspension shall be returned to the Participants, without interest, as promptly as possible, (c) no shares of Common Stock shall be purchased with Participant Contributions after the effective time of the suspension, and (e) all Matching Contributions that would be paid to a Participant after the effective date of the suspension will be paid to the Participant in cash by the Company, subject to applicable withholdings, at such time as such Matching Contributions would have been paid, provided that the service requirements provided in Paragraph 8 are met at the time of such Matching Contribution.  If the Plan is terminated, each Participant shall be entitled to receive as promptly as possible from the Company all payroll deductions attributable to him or her which have not been used for purchase of Common Stock pursuant to Paragraph 9 ("Account Balance"), and he or she shall be entitled to the benefit of any future Matching Contributions with respect to such deductions and all deductions for any past Offering Periods; provided that such Participants meet the service requirements of paragraph 8, hereof; and provided further that such Matching Contributions will be paid in cash to the Participant, subject to all withholding taxes, and will not be used to purchase shares of Common Stock.  In any event, this Plan shall terminate twenty (20) years from the Effective Date.  In the event that the Company terminates the Plan pursuant to this Paragraph 15, the Broker shall maintain or close the Participant’s Brokerage Accounts in accordance with the procedures set forth in Paragraph 16.  If there are any changes in the capitalization of the Company, such as through mergers, consolidations, reorganizations, recapitalizations, stock splits or stock dividends, appropriate adjustments will be made by the Company in the number of shares of its Common Stock subject to purchase under the Plan."

2.	Except as otherwise provided herein, the Plan shall remain in full force and effect until terminated.

IN WITNESS WHEREOF, the Board has adopted this Amendment as of February 25, 2010.